Exhibit 99.1

FOR IMMEDIATE RELEASE

Mohegan Gaming & Entertainment Welcomes Haven Pope as

Chief Accounting Officer

Haven Pope will Oversee and Manage the Corporate Accounting and

External Financial Reporting Departments for Mohegan

Uncasville, CT, December 21, 2021 – Mohegan Gaming & Entertainment (MGE), world renowned integrated entertainment resort developer today announced the appointment of Haven Pope as Chief Accounting Officer. In this role, Haven will oversee a comprehensive system of financial reporting and analysis for MGE and its subsidiaries globally to promote future growth and development.

“The Chief Accounting Officer is critical to Mohegan’s success as a global, tribal entity, and we have the utmost confidence that Haven will exceed expectations in this role,” said Ray Pineault, President and Chief Executive Officer of Mohegan Gaming & Entertainment. “With his impressive experience and strong background in corporate finance, we are confident his leadership and technical accounting skills will further enable us to strengthen our position as a leading integrated entertainment resort brand.”

In his new role, Haven will report directly to Senior Vice President & Chief Financial Officer, Carol Anderson, and will lead the financial reporting, technical accounting, and corporate accounting teams. He will also be instrumental in facilitating a constant flow of communication among the property’s finance teams, the audit committee and external auditors. Additionally, Haven will optimize core processes and systems throughout the accounting organization to drive efficiency across the brand and conform with professional accounting standards and best practices within the industry. As Chief Accounting Officer, Haven will manage and direct all external financial reporting and retain a strong financial accounting team that aligns with MGE’s core values and strong brand identity – developing, motivating, and retaining top talent.

Haven brings more than 20 years of finance and accounting experience with him as he joins MGE’s leadership team. Most recently he served as the Senior Director of Accounting & Internal Controls, for Caesars Entertainment, Inc. While at Caesars, Haven led a team of professionals covering multiple centralized accounting functions across the Caesars Entertainment brand, specializing in technical accounting, accounting policies, internal controls and financial reporting. Additionally, Haven led strategic finance transformation projects and directed accounting compliance for most areas of the entertainment resort brand. These experiences will undoubtedly serve him well as the newly appointed Chairman of MGE’s Accounting Steering Committee and Disclosure Committee.

Prior to his career at Caesars Entertainment, Inc., Haven worked for CarMax, Inc., Deloitte & Touche LLP and Cherry, Bekaert & Holland, LLP, with significant experience in technical accounting, accounting policies, internal controls, financial reporting, finance transformation and an array of financial auditing and reporting.

With this change, Peter Roberti will transition to the role of Vice President of Finance and Corporate Treasurer, covering treasury operations, tax support and capital structure activities.

To learn more about Mohegan Gaming & Entertainment, please visit: www.mohegangaming.com.

About Mohegan Gaming & Entertainment

Mohegan Gaming & Entertainment (MGE) is a master developer and operator of premier integrated entertainment resorts, including Mohegan Sun in Uncasville, Connecticut, Inspire in Incheon, South Korea and Niagara Casinos in Niagara, Canada. MGE is owner, developer, and/or manager of integrated entertainment resorts throughout the United States, including Connecticut, New Jersey, Washington, Pennsylvania, as well as Northern Asia and Niagara Falls, Canada, and Las Vegas, Nevada. MGE is owner and operator of Connecticut Sun, a professional basketball team in the WNBA. For more information on MGE and our properties, visit www.mohegangaming.com.

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